Exhibit (a)(1)(F)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

A.C. MOORE ARTS & CRAFTS, INC.

at

$1.60 Net Per Share

by

SBAR’S ACQUISITION CORPORATION,

a wholly owned subsidiary of

NICOLE CRAFTS LLC

AS A PARTICIPANT IN THE A.C. MOORE ARTS & CRAFTS, INC. 401(k) PLAN, YOU MUST PROVIDE (AND NOT WITHDRAW) YOUR INSTRUCTIONS REGARDING THE OFFER AS EXPLAINED BELOW NO LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, NOVEMBER 10, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 18, 2011

Dear Plan Participant:

Sbar’s Acquisition Corporation, a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of Nicole Crafts LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the issued and outstanding shares of Common Stock, no par value (the “Shares”), of A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the “Company”), at a price of $1.60 per Share to the sellers thereof in cash (the “Offer Price”), without interest thereon, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 18, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”).

The enclosed tender offer materials and Letter of Instruction require your immediate attention. Our records reflect that, as a participant in the A.C. Moore Arts & Crafts, Inc. 401(k) Plan (the “401(k) Plan”), a number of the Shares are allocated to your account under the 401(k) Plan. You are being asked to provide direction on how to respond to the tender offer, as explained more fully below.

The trustee of the 401(k) Plan is the owner of record of the Shares credited to your account under the 401(k) Plan. As such, only the 401(k) Plan trustees can tender the Shares held by the 401(k) Plan. However, pursuant to the terms of the 401(k) Plan, you have the right to direct the trustee with respect to tendering the Shares allocated to your account (“Allocated Shares”).

You may tender all or a part of your Allocated Shares. If after reading the enclosed materials, you want to tender any of your Allocated Shares, you must complete the enclosed Letter of Instruction and return it to Ascensus, Inc. (the “Record Keeper”) via facsimile or in the enclosed return envelope by regular mail or overnight courier to:

Ascensus, Inc.

200 Dryden Road

Dresher, PA 19025

Facsimile: (215) 648-1283

Attn: Tiffany Davis, Sr. Account Manager

The Offer. Enclosed for your consideration is the Offer to Purchase and the related Letter of Transmittal relating to the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 3, 2011, as amended on October 17, 2011 (and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement, after completion of the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into the Company (the “Merger”), and the Company will be the Surviving Corporation and a wholly owned subsidiary of Parent and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or the Company, or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Pennsylvania law) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without any interest and less any applicable withholding taxes, payable upon the surrender of the certificate formerly representing such Share. As a result of the Merger, the Company will become wholly owned by Parent. In certain circumstances, Purchaser, Parent and the Company have agreed to proceed with a one-step merger transaction if the Offer is not completed. The Merger Agreement is more fully described in the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer to Purchase, and you are urged to examine the Offer carefully before completing the Letter of Instruction provided with this letter.

Conditions of the Offer. The Offer is subject to various conditions as set forth in the Merger Agreement, including (a) that there has been validly tendered and not withdrawn prior to the expiration date of the Offer (as it may have been extended pursuant to the Merger Agreement, the “Expiration Date”) that number of shares of Company Common Stock that would represent at least 70.7% of the total outstanding shares of Company Common Stock on a fully-diluted basis assuming conversion or exercise of all “in-the-money” derivative securities (the “Minimum Condition”); and (b) the receipt of proceeds by Parent under a debt commitment letter from Wells Fargo Bank, N.A. (or the receipt of alternative financing from alternative sources on terms and conditions that are not materially less favorable to Parent), or the receipt of confirmation from such financing sources (or alternative financing sources) that the financing (or alternative financing) will be available in an amount sufficient to complete the Offer and Merger. The Offer is also subject to other conditions set forth in the Merger Agreement and described in the Offer to Purchase.

Expiration of the Offer. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Wednesday, November 16, 2011 (the “Expiration Date”), unless the Offer is (i) extended by Purchaser, in which event the term “Expiration Date” shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire, or (ii) earlier terminated. However, your Letter of Instruction must be received by the Record Keeper no later than Thursday, November 10, 2011 (unless the Offer is extended, in which case your Letter of Instruction must be received no later than the date that is three (3) business days before the Expiration Date) to allow ample time for the Record Keeper to direct the Trustee (as defined below) in accordance with your instructions.

Tendering Shares Allocated to Your Account in the 401(k) Plan. Under the terms of the 401(k) Plan, you have the right to decide whether to tender all or a portion of the Allocated Shares. If you choose to tender all or a portion of your Allocated Shares, you must provide your instructions to the Record Keeper. The Record Keeper will then tabulate all participant directions received and direct the trustee of the 401(k) Plan, Frontier Trust Company (the “Trustee”), to tender the Shares held by the 401(k) Plan according to such participant directions. Because the Trustee is the owner of record of the Shares held by the 401(k) Plan, only it can tender such Shares. Providing your instructions through the Record Keeper allows you to provide your directions to the Trustee on a confidential basis. The Letter of Transmittal accompanying the materials included with this Letter is furnished to you for your information only and cannot be used to tender your Allocated Shares. You must use the special Letter of Instruction for participants in the 401(k) Plan for your tender election to be valid.

Confidentiality. Your decision whether or not to tender your Allocated Shares will be kept confidential and will not be provided to the Company or the Trustee. Your instructions will be delivered to the Record Keeper, who will tabulate participant directions and provide them directly to the Trustee. The Record Keeper will not make your individual direction available to the Company or the Trustee.

Procedure for Directing Trustee. Enclosed is a Letter of Instruction which should be completed and returned to the Record Keeper. If you do not properly complete and return the Letter of Instruction by the deadline specified below, your Allocated Shares will be considered NOT TENDERED. If you do not specify the number of shares to be tendered but otherwise properly complete and return the Letter of Instruction, you will be deemed to have instructed the Trustee to tender all Shares allocated to your account under the 401(k) Plan). To properly complete your Letter of Instruction, specify the number of Shares allocated to your account under the 401(k) Plan that you wish to tender.

THE RECORD KEEPER MUST RECEIVE YOUR LETTER OF INSTRUCTION BEFORE 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, NOVEMBER 10, 2011 (UNLESS THE OFFER IS EXTENDED, IN WHICH CASE SUCH LETTER OF INSTRUCTION MUST BE RECEIVED NO LATER THAN THE DATE THAT IS THREE (3) BUSINESS DAYS BEFORE THE EXPIRATION DATE), TO PROVIDE THE RECORD KEEPER WITH AMPLE TIME TO TABULATE THE INSTRUCTIONS RECEIVED AND TO DIRECT THE TRUSTEE WITH RESPECT TO SUCH INSTRUCTIONS. LETTERS OF INSTRUCTION RECEIVED AFTER THAT DATE WILL BE TREATED AS NOT RETURNED.

Withdrawal Rights. Your direction will be deemed irrevocable unless withdrawn by 12:00 midnight, New York City time, at the end of the day on Thursday, November 10, 2011, unless the tender offer is extended. In order to make an effective withdrawal, you must submit a new Letter of Instruction which may be obtained by calling the D.F. King & Co., Inc., the information agent for the Offer at (800) 755-7250.

Upon receipt of a new, completed, and signed Letter of Instruction to the Record Keeper by the deadline specified above, your previous direction will be deemed canceled and replaced by your new direction. To totally revoke a previous tender, submit a new Letter of Instruction with a “0” in the space available for specifying the number of shares you wish to tender. The last Letter of Instruction received by the Record Keeper that is properly executed will be considered the controlling valid direction.

Investment of Proceeds. For any Shares in the 401(k) Plan that are tendered and purchased by the Purchaser, the Purchaser will pay cash to the 401(k) Plan. INDIVIDUAL PARTICIPANTS WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE 401(k) PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE 401(k) PLAN.

The Trustee will invest the sale proceeds received with respect to tendered Shares accepted by the tender offer attributable to your account in the 401(k) Plan as soon as administratively possible after receipt of the sale proceeds. It is anticipated that the processing of sale proceeds to participant accounts will be completed during the week following the week in which the Trustee receive the reconciled sale proceeds. Unfortunately, a specific date to finalize the tender transaction in participant accounts cannot be determined at this time.

Keeping Your Shares in the 401(k) Plan. If you do not wish to tender your Shares held in the 401(k) Plan, you do not need to take any action.

Tendering Shares NOT Held in the 401(k) Plan. If you desire to tender any Shares other than Shares allocated to your account under the 401(k) Plan, you must properly complete and duly execute a Letter of Transmittal for such Shares and deliver such Letter of Transmittal to the Depositary (as defined in the Offer). THE TRUSTEE CANNOT INCLUDE NON-401(k) PLAN SHARES IN ITS LETTER OF TRANSMITTAL.

Further Information. If you require additional information concerning the terms and conditions of the Offer or need help in completing the Letter of Instruction, please call D.F. King & Co., Inc., the information agent for the Offer, at (800) 755-7250.

For more information about the effect of the tender offer on your account under the 401(k) Plan, please contact Tiffany Davis, Senior Account Manager at Ascensus, Inc. at (215) 648-7195.

Sincerely,

ASCENSUS, INC.

Record Keeper,

A.C. Moore Arts & Crafts, Inc. 401(k) Plan

LETTER OF INSTRUCTION FOR PARTICIPANTS IN THE

A.C. MOORE ARTS & CRAFTS, INC. 401(k) PLAN

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

A.C. MOORE ARTS & CRAFTS, INC.

at

$1.60 Net Per Share

by

SBAR’S ACQUISITION CORPORATION,

a wholly owned subsidiary of

NICOLE CRAFTS LLC

Before completing this Letter of Instruction, please read carefully the Letter from Ascensus, Inc. in its capacity as “Record Keeper” of the A.C. Moore Arts & Crafts, Inc. 401(k) Plan and the accompanying Offer to Purchase and all other enclosed materials.

To:	Ascensus, Inc.

200 Dryden Road

Dresher, PA 19025

Attn: Tiffany Davis, Sr. Account Manager

Facsimile: (215) 648-1283

From:
Name of 401(k) Plan Participant

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of the Letter from the Record Keeper and the accompanying Offer to Purchase, dated October 18, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Sbar’s Acquisition Corporation, a Pennsylvania corporation (“Purchaser”), a wholly owned subsidiary of Nicole Crafts LLC, a Delaware limited liability company (“Parent”), to purchase all of the issued and outstanding shares of common stock, no par value per share (the “Shares”), of A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the “Company”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of October 3, 2011, by and among Parent, Purchaser and the Company, as amended on October 17, 2011 and the Offer.

INSTRUCTION

I hereby instruct Frontier Trust Company, as Trustee of the 401(k) Plan, to tender, in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, a copy of which I have received and read, the indicated number of Shares or, if no number is indicated, all Shares, allocated to my account under the 401(k) Plan. I understand that my instructions will be kept confidential from A.C. Moore Arts & Crafts, Inc.

Number Of Shares to Be Tendered:

                             Shares

SIGN HERE

Signature:

Please Type or Print Name:

Please Type or Print Address:

Area Code and Telephone Number:

Social Security Number:

Dated:	,	2011